Exhibit 5.1

July 12, 2011

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, California 92614

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 to be filed by Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 4,810,681 shares of the Company’s common stock owned by the selling stockholders named in the Registration Statement, consisting of (i) 2,504,927 shares of common stock (the “Issued Shares”) that were issued in a private placement that the Company completed in June 2011 (the “June Private Placement”) and (ii) 2,305,754 shares of common stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”), of which 2,272,452 of such Warrant Shares were issued in the June Private Placement and 33,302 of such Warrant Shares were issued in a private placement that the Company completed in May 2011. The Issued Shares and Warrant Shares are to be offered by the selling stockholders for sale to the public as described in the Registration Statement.

I am of the opinion that (i) the Issued Shares are duly authorized, validly issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized for issuance and upon exercise of the Warrants in accordance with the terms of the Warrants and issuance of the Warrant Shares, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above. This opinion is limited to the laws of the State of Delaware and the federal law of the United States of America.

Very truly yours,

/s/ Kenneth R. Lombardo
Kenneth R. Lombardo
Vice President, General Counsel and Corporate Secretary